Exhibit (a)(5)(L)

Portion of transcript of the oral presentation by Jazz Pharmaceuticals plc at the J.P. Morgan Healthcare Conference in San Francisco, California on January 13, 2014

Bruce C. Cozadd, Chairman & CEO, Jazz Pharmaceuticals plc

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Last month, we announced an agreement with Gentium to acquire the company. And we launched our tender offer. We expect to close that deal early this year.

. . .

Last month, we announced the acquisition of Gentium, which will bring into our portfolio their lead product Defitelio, which, again, is a great product in an orphan space.

The product was recently approved in the EU for treatment of severe hepatic veno-occlusive disease, and we intend to launch the product this quarter, after closing the deal. That launch will continue through 2014 and into 2015, as we seek pricing and reimbursement in various markets. The product is available today on a named-patient basis. We see the opportunity, though, to expand use of Defitelio in other indications and in other markets.

Other indications including prevention of VOD and other markets including the U.S., where rights are held by Sigma-Tau, but we maintain significant economics. This product is a great fit, again, with our expertise and our infrastructure. To give you a sense for the market opportunity here, in the EU, there are about 35,000 hematopoietic stem cell transplants on an annual basis. About 10 percent of those result in VOD, with a third to two-thirds of those having severe VOD, which, after liver damage, can lead to multi-organ failure and death, with 100-day mortality rate of 80 percent. Defibrotide produces a significant increase in survival.

Along with the product fit, this will also enable us to expand our capabilities in Europe, giving us an even stronger ability to develop and commercialize products across the globe. So if we look at our commercial portfolio — I’ve talked about Xyrem, I’ve talked about Erwinaze and Defitelio.

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So as we look at 2014, it promises to be another busy and productive year. We’re aiming to exceed $1 billion in revenue for the first time, with continued strong growth of Xyrem, Erwinaze and Prialt, with a launch in the EU for Defitelio, a launch in the U.S. for Versacloz.

We’ll be very busy on the clinical development side . . . and we’ll be finalizing our development plans for defibrotide.

On the corporate development side, after we close and integrate Gentium, we do intend to remain very active on the corporate development side . . . .

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Additional Information and Where to Find It

The statement in this presentation is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the outstanding shares of Gentium S.p.A. (including those shares represented by American Depositary Shares). Jazz Pharmaceuticals plc and its acquisition subsidiary have filed with the U.S. Securities and Exchange Commission (the “SEC”) a tender offer statement on Schedule TO, and Gentium has filed a Solicitation/Recommendation Statement on Schedule 14D-9, all with respect to the Offer (as defined in those documents). Holders of shares of Gentium are urged to carefully read the relevant tender offer materials (including the Offer to Purchase, the related Letter of Transmittal and the other tender offer documents) and the Solicitation/Recommendation Statement because they contain important information that such holders should consider before making any decision regarding tendering their securities. The Offer to Purchase, the related Letter of Transmittal and the other tender offer documents, as well as the Solicitation/Recommendation Statement, are available to all holders of shares of Gentium at no expense to them. Investors and security holders may obtain free copies of these documents and other related documents filed with the SEC at the SEC’s web site at www.sec.gov or by (i) directing a request to Jazz Pharmaceuticals plc, c/o Jazz Pharmaceuticals, Inc., 3180 Porter Drive, Palo Alto, California 94304, U.S.A., Attention: Investor Relations, (ii) calling +353 1 634 7892 (Ireland) or +1 650 496 2800 (U.S.) or (iii) sending an email to investorinfo@jazzpharma.com. Investors and security holders may also obtain free copies of the documents filed with the SEC on Jazz Pharmaceuticals’ website at www.jazzpharmaceuticals.com under the heading “Investors” and then under the heading “SEC Filings.”

In addition to the Offer to Purchase, the related Letter of Transmittal and the other tender offer documents, as well as the Solicitation/Recommendation Statement, Jazz Pharmaceuticals and Gentium file annual, quarterly (except in the case of Gentium) and special reports and other information with the SEC. You may read and copy any reports or other information filed by Jazz Pharmaceuticals or Gentium at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Jazz Pharmaceuticals’ and Gentium’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.